Exhibit 23.1

The Board of Directors
ImClone Systems Incorporated

     We consent to the incorporation by reference in the registration statements (Nos. 33-95860, 333-07339, 333-21417, 333-22341 and 333-39067 on Form S-3 and
Nos. 333-10275 and 33-95894 on Form S-8) of ImClone Systems Incorporated of our report dated February 20, 1998, relating to the balance sheets of ImClone Systems Incorporated as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, Annual Report on Form 10-K of ImClone Systems Incorporated.

                                          /s/ KPMG PEAT MARWICK LLP
                                          ---------------------------
                                              KPMG PEAT MARWICK LLP

New York, New York
March 27, 1998